UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
      OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                              Commission File Number: 333-101325

                               Loral Savings Plan
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             (Exact name of registrant as specified in its charter)

              600 Third Avenue, New York, NY 10016, (212) 697-1105
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                   (Address, including zip code, and telephone
                          number, including area code,
                  of registrant's principal executive offices)

                                 Plan Interests
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ ]     Rule 12h-3(b)(1)(i)     [ ]
         Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(2)(ii)    [ ]
                                       Rule 15d-6              [X]

       Approximate number of holders of record as of the certification or notice date: None

       Pursuant to the requirements of the Securities Exchange Act of 1934, Loral Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 27, 2006                 By: /s/ Eric J. Zahler
                                           -------------------------------------
                                           Name: Eric J. Zahler
                                           Title: President and Chief Operating
                                                  Officer, Plan sponsor
                                                  Member of administrative
                                                  Committee, Plan fiduciary